Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Digital Transformation Opportunities Corp. on Form S-1 pursuant to Rule 462 (b) under the Securities Act of 1933, as amended, of our report dated January 29, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Digital Transformation Opportunities Corp. as of January 8, 2021 and December 31, 2020 and for the period from January 1, 2021 through January 8, 2021 and the period from November 17, 2020 (inception) through December 31, 2020, which report appears in the Prospectus on Amendment No.1 to Form S-1, which is part of the Registration Statement of Digital Transformation Opportunities Corp (File No. 333-253079).

/s/ Marcum llp

Marcum llp

Houston, Texas

March 9, 2021